EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

VEECO RECEIVES STAY OF SUSPENSION PENDING NASDAQ HEARING

Plainview, N.Y., June 18, 2013 — On June 17, 2013, Veeco Instruments Inc. (NASDAQ: VECO) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the NASDAQ Listing Qualifications Panel (the “Panel”) had granted the Company’s request to extend the stay of suspension of trading in its common stock pending a final determination regarding the Company’s listing status following a hearing before the Panel. The hearing has been scheduled for June 27, 2013.

At the hearing, the Company will request additional time to satisfy the NASDAQ listing requirement that the Company be current in its filings with the Securities and Exchange Commission. The Panel typically issues decisions within 30 days of the hearing date; however, there is no requirement that the Panel do so within that time frame.  The Company will provide an update regarding its continued listing status once a decision on this matter has been issued following the hearing.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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